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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
================================================================================
1. Name and Address of Reporting Person*

   Gulick III                   John              Alexander
--------------------------------------------------------------------------------
   (Last)                     (First)             (Middle)

   H.E.R.C. Products Incorporated
   2215 West Melinda Lane, Suite A
--------------------------------------------------------------------------------
                              (Street)

   Phoenix                      Arizona              85027
--------------------------------------------------------------------------------
   (City)                       (State)              (Zip)
================================================================================
2. Issuer Name and Ticker or Trading Symbol

   H.E.R.C. Products Incorporated (HERC)
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)

================================================================================
4. Statement for Month/Year

   December 2001
================================================================================
5. If Amendment, Date of Original (Month/Year)

================================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)
   [ ] Director                          [ ] 10% Owner
   [X] Officer (give title below)        [ ] Other (specify below)

   Vice President
================================================================================
7. Individual or Joint/Group Filing (Check applicable line)
   [X] Form filed by one Reporting Person
   [ ] Form filed by more than one Reporting Person
================================================================================

           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

=======================================================================================
                                                          Amount
                                                          of
                                          Securities      Secur-               Nature
                                          Acquired (A)    ities      Owner-    of
                                          or Disposed     Bene-      ship      Indirect
                                          of (D) (Instr.  ficially   Form:     Bene-
                           Transaction    3, 4 and 5)     Owned at   Direct    ficial
                           Code         ----------------  End (D)    or        Owner-
Title of      Transaction  (Instr. 8)          (A)        of Month   Indirect  ship
Security      Date         -----------  Amount or  Price  (Instr.    (I)       (Instr.
(Instr. 3)   (mm/dd/yy)    Code     V          (D)        3 and 4)   (Instr.4)  4)
---------------------------------------------------------------------------------------
Common Stock  12/26/01      P           16,500  A  $.14   327,500     D
---------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------

=======================================================================================

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

======================================================================================================================
                                          Number                                              Number    Owner-
                                          of                                                  of        ship
                                          Deriv-                      Title and               Deriv-    of
                Conver-                   ative                       Amount of               ative     Deriv-
                sion                      Secur-                      Underlying              Secur-    ative  Nature
                of                        ities                       Securities              ities     Secur- of
                Exer-                     Acquired  Date              (Instr. 3      Price    Bene-     ity:   In-
                cise             Trans-   (A) or    Exercisable and   and 4)         of       ficially  Direct direct
                Price   Trans-   action   Disposed  Expiration Date   -------------  Deriv-   Owned     (D) or Bene-
                of      action   Code     of(D)     (Month/Day/Year)         Amount  ative    at End    In-    ficial
Title of        Deriv-  Date     (Instr.  (Instr.3, ----------------         or      Secur-   of        direct Owner-
Derivative      ative   (Month/  8)       4 and 5)  Date     Expira-         Number  ity      Month     (I)    ship
Security        Secur-  Day/     ------   --------  Exer-    tion            of      (Instr.  (Instr.   (Instr (Instr.
(Instr. 3)      ity     Year)    Code V   (A)   (D) cisable  Date     Title  Shares  5)       4)        4)     4)
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------

======================================================================================================================

Explanation of Responses:

/s/ John Alexander Gulick III                 January 2, 2002
-------------------------------               ----------------
John Alexander Gulick III                           Date
**Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.